Exhibit 10.12

January 20, 2021 – Amendment to Original Offer Letter dated June 14, 2020

Charles Rosenblatt

[***]

Dear Charles,

On behalf of Payoneer Inc. (“Payoneer” or the “Company”), I am pleased to offer you the position of Chief Strategy Officer. We believe you will add substantially to the team and contribute greatly to the ultimate success of Payoneer.

The principal terms of our offer for your employment with the Company are as set forth below:

1.	Position: Full-time Chief Strategy Officer reporting to Payoneer CEO.

2.	Start Date: June 22, 2020, or other mutually agreed-upon date.

3.	Compensation:

a.	Base Salary: Your salary will be $310,000.00 per year, less applicable taxes and withholdings, and payable in accordance with the Company’s standard payroll schedule. As an exempt employee, you will be paid your salary for all hours worked in a given workweek and will not be eligible for overtime.

b.	Bonus: You will be eligible to receive an annual performance bonus, awarded at Payoneer’s sole discretion and payable, if any, at the end of the budget year. You must be employed by the Company at the end of the budget year to earn or receive any bonus. The total annual bonus will be targeted at 50% of your annual salary, but there is no guarantee as to the amount, if any, that may be awarded. Any bonus awarded for the current calendar year will be prorated based on your start date. Notwithstanding the foregoing, your prorated annual target for 2020 at the amount of $50,000.00 will be guaranteed and paid at such time as the 2020 year-end bonuses are paid to the Company’s employees.

c.	Equity: You will receive a grant of (i) 150,000 Restricted Stock Options (“RSU”) and (ii) stock options for the purchase of 150,000 shares of common stock of the Company (the “Options”), in each case under Payoneer’s stock incentive plan (the “Plan”), subject to the terms of the Plan and any RSU agreement/notice of grant and option agreement/notice of grant, as applicable, which will be provided to you after your start date. The grant of RSUs and Options will be made at such time as the Board of Directors convenes for such purpose. In addition, you will be eligible to participate in the Company’s annual grants to employees as of the year-end of 2021, at such time as the Board of Directors approves such grants in Q1 2022 and in such amount and terms determined by the Board.

Payoneer Inc. | 150 West 30th Street, Suite 600 | New York, NY 10001 | Tel 646.461.9169

d.	Reimbursement of Relocation Expenses: You will be reimbursed by the Company in the amount of up to $25,000 for reasonable expenses relating to your relocation from California to Virginia. Receipts for the expenses should be submitted to the Company no later than 30 days after they are incurred and will be paid to you by the Company no later than 30 days thereafter. All such expenses should be submitted for reimbursement within the first six months of employment. In the event that you voluntary terminate your employment in the company within the first 12 months since your start date, you will be required to repay to the Company the full reimbursement amounts it shall have paid.

e.	Relocation Loan: The Company shall provide to you a gross $USD 75,000 relocation-loan, at 0% annual interest rate, which will be paid with first month salary. 100% of the said loan shall become a grant after 12 months of continuous employment by the Company. If, for any reason, you decide to end your relocation, or your employment is terminated for cause, prior to the termination of the relocation period, you will be required to re-pay the loan balance.

4.	Schedule: Your supervisor will notify you of your working hours, which may be subject to change. As a condition of employment, you may be required from time to time to work outside normal working hours, such as evenings, weekends or holidays. Your supervisor will provide you as much notice as practical for any work time that you are required to cover outside your normal working hours.

5.	Benefits: As a full-time employee, you will be eligible to participate in any employee benefit plans offered to other full-time employees, subject to the eligibility requirements and terms of any such plans. In addition, you will be entitled to 20 days of paid vacation days in accordance with the Company’s vacation policy, as in effect from time to time. You will also be entitled to sick leave in accordance with the Company’s sick leave policy, as in effect from time to time, and in accordance with applicable law. A full benefits package will be sent to you under separate cover. The Company reserves the right to amend, modify or terminate such benefit plans and policies at its sole discretion.

Payoneer Inc. | 150 West 30th Street, Suite 600 | New York, NY 10001 | Tel 646.461.9169

6.	Expenses: The Company will reimburse you for reasonable and necessary expenses incurred by you in furtherance of the Company’s business in accordance with the Company’s business and travel policy. In addition, notwithstanding the foregoing such expense reimbursement may include office related expenses at the amount of up to $1,000.00 per month.

7.	At-Will Employment: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, which means that either you or the Company has the right to terminate your employment at any time for any reason, with or without cause, by advance notice of 2 months.

8.	Confidentiality: Both during and after your employment, you have a personal responsibility to protect and maintain the confidentiality of information belonging or relating to Payoneer, its affiliates and their clients. Accordingly, you must not, except in the proper performance of your job duties or as required by law, use or exploit, or disseminate, disclose or divulge to any firm, corporation, association or other business entity any proprietary or confidential information in whatever form in which you may have acquired it in the course of your employment concerning the business, affairs, finances, clients, or relationships of Payoneer or its affiliates, or any of its or their suppliers, agents or clients. You must use your best efforts to prevent the unauthorized publication or disclosure of any such confidential or proprietary information. This obligation will continue after your employment ends, unless and until any such information comes into the public domain (other than through any breach by you). You acknowledge that the use and distribution of information learned in the course of your employment could contravene applicable law and regulations. Confidential information includes all information that reasonably would be regarded as confidential (including without limitation, customer names, customer contact details, customer financial information, sales and marketing plans, business plans of Payoneer or its affiliates or any documents or information marked as confidential). When you leave the Company’s employment you must return: (i) all items of Payoneer property, including but not limited to all Payoneer confidential information (including copies), smartphones or Blackberries, building or office access cards, keys, computer equipment, files, documents, records, software and databases; and (ii) any other information in your possession which relates to the Company’s clients or business. If requested, you must sign an undertaking that you have complied with the terms of this provision. You will also be required, as a condition of your employment, to sign the Company’s standard Employee Confidentiality and Non-Disclosure Agreement (“Confidentiality Undertaking”).

Payoneer Inc. | 150 West 30th Street, Suite 600 | New York, NY 10001 | Tel 646.461.9169

9.	Compliance with Company Policies. You agree to comply fully with all of the Company’s policies and procedures as may be in effect from time to time. Failure to do so shall be grounds for disciplinary action, up to and including termination of employment.

10.	Representations. You represent that you are free to accept employment with Payoneer without any contractual restrictions, express or implied, with respect to any of your prior employers or other third parties, including, but not limited to, non-solicitation or non-competition agreements. Your failure to disclose any such contractual restrictions may be grounds for rescission of this offer and/or termination of your employment. You further represent that you will not possess or use, during your employment with the Company, any confidential or proprietary information, including, but not limited to, documents, files, disks, or other materials, belonging to your former employer or any other third party, which you are otherwise prohibited from using in connection with your employment with the Company. Finally, you represent that you have not made any misrepresentations or omissions in the course of your application for employment with the Company.

11.	Contingencies: This offer of employment is contingent upon all of the following:

●	Your execution of the Company’s Confidentiality and Non-Disclosure Agreement ;
●	Your provision to the Company of documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated; and
●	The Company’s receipt of satisfactory references and successful completion of a background check.

12.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of law principles. This letter, along with the Proprietary Information and Inventions Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by written agreement signed by an authorized representative of the Company and you.

Payoneer Inc. | 150 West 30th Street, Suite 600 | New York, NY 10001 | Tel 646.461.9169

You represent to the Company that you are involved in advisory activities with certain companies as described in Schedule 1 attached hereto and warrant that your involvement in such activities will be outside of your work hours and will not interfere with your performance of your role in the Company or be contrary to the terms hereof and/or the Confidentiality Undertaking. Any change in the scope or framework of such activity shall be subject to the Company’s prior approval.

To accept the Company’s offer, please sign and date this letter in the space provided below.

I look forward to your favorable reply and to working with you at Payoneer.

Sincerely,

Aviva Arnon

Chief People Officer

ACCEPTED:

Charles Rosenblatt	Date

Payoneer Inc. | 150 West 30th Street, Suite 600 | New York, NY 10001 | Tel 646.461.9169

SCHEDULE 1

Railz

Cota Capital

Payoneer Inc. | 150 West 30th Street, Suite 600 | New York, NY 10001 | Tel 646.461.9169

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